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                                                                    EXHIBIT 23.3

The Board of Directors
Glacier Bancorp, Inc.:

We consent to the use of our reports included herein (and incorporated herein by reference) and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in the method of accounting for investments securities.


/s/ KPMG Peat Marwick LLP

Billings, Montana
September 30, 1996